As filed with the United States Securities and Exchange Commission on August 24, 2021
Registration No: 333-258866

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Skillz Inc.
(Exact name of registrant as specified in its charter)
Delaware	6770	46-2682707
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
P.O. Box 445
San Francisco, CA 94104
Telephone: (415) 762-0511
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Andrew Paradise
Chief Executive Officer
Skillz Inc.
P.O. Box 445
San Francisco, CA 94104
Telephone: (415) 762-0511
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Steven J. Gavin
Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601
Telephone: (312) 558-5600
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:   ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☒
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-258866), initially filed by the Registrant on August 17, 2021 and declared effective by the Securities and Exchange Commission on August 20, 2021. The Registrant is filing this Post-Effective Amendment No. 1 pursuant to 462(b) for the sole purpose of amending the Selling Securityholder Table found in the Registration Statement to correct the holdings of certain securityholders. This Post-Effective Amendment No. 1 does not change the number of shares being registered or otherwise modify any provision of Part I or Part II of the Registration Statement other than supplementing the Selling Securityholder Table in Part I as set forth below to correct the holders of certain securityholders.

SELLING SECURITYHOLDERS
This prospectus relates to the possible resale by the Selling Securityholders of up 4,401,615 shares of our Class A common stock. The Selling Securityholders may from time to time offer and sell any or all of the Class A common stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Class A common stock or other than through a public sale. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Class A common stock or warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A common stock and warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.
The following table is prepared based on information provided to us by the Selling Securityholders. It sets forth the name and address of the Selling Securityholders, the aggregate number of shares of Class A common stock and Private Placement Warrants that the Selling Securityholders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Securityholders both before and after the offering. We have based the percentage ownership prior to this offering on 334,115,276 shares of Class A common stock, outstanding as of July 30, 2021.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.
Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”
Name of Selling Securityholder	Shares Beneficially Owned Prior to the Offering		Number of Shares Being Offered	Shares Beneficially Owned After the Offering
	Shares	Percentage		Number	Percentage
Budagyan 2021 Children’s Trust(1)	324,036	*	324,036	—	—
Levon Budagyan(1)	756,306	*	756,306	—	—
Plug & Play Start Up Camp I, LLC(2)	927	*	927	—	—
Plug & Play Venture Group, LLC(2)	91,071	*	91,071	—	—
Walden Venture Capital VII, L.P.(3)	1,194,277	*	1,194,277	—	—
Walden Sprout Opportunities Fund-B, L.P.(3)	24,955	*	24,955	—	—
Commissaris 2011 Living Trust(4)	33,031	*	33,031	—	—
Anton Commissaris(4)	14,041	*	14,041	—	—
Seth Revocable Trust dated July 12, 1996(5)	33,031	*	33,031	—	—
Seraph Seed, LLC(6)	132,141	*	132,141	—	—
Laszlo Family 2000 Trust u/I dated October 4, 2000(7)	18,499	*	18,499	—	—
Fitzgerald-Moran Trust(8)	77,073	*	77,073	—	—
Camp One Ventures, LLC(9)	71,685	*	71,685	—	—
SV Frontier LLC(10)	94,056	*	94,056	—	—

Name of Selling Securityholder	Shares Beneficially Owned Prior to the Offering		Number of Shares Being Offered	Shares Beneficially Owned After the Offering
	Shares	Percentage		Number	Percentage
Scrum Ventures(11)	28,627	*	28,627	—	—
BMZ Investments, L.P.(12)	79,284	*	79,284	—	—
Artem Alexandrovich Abramyan(13)	32,402	*	32,402	—	—
Mark Kalygulov(14)	96,777	*	96,777	—	—
Sergey Yengoyan(15)	16,417	*	16,417	—	—
Sid Bhatt(16)	1,089,973	*	1,089,973	—	—
Jeffrey T. Hartlin(17)	33,031	*	33,031	—	—
Therese Moran(18)	11,010	*	11,010	—	—
Susan Moran(19)	11,010	*	11,010	—	—
Michele Culberson(20)	11,010	*	11,010	—	—
Marshall F Moran, Jr.(21)	11,010	*	11,010	—	—
Christine Moran(22)	11,010	*	11,010	—	—
Jason Hichcock(23)	5,832	*	5,832	—	—
Robert A. Claassen(24)	99,093	*	99,093	—	—

*
less than 1%

(1)
The business address of such holder is c/o Aarki, Inc. 530 Lakeside Drive #260, Sunnyvale, CA 94086.

(2)
The business address of such holder is 440 North Wolfe Road, Sunnyvale, CA 95014.

(3)
The business address of such holder is 750 Battery Street, 7th Floor, San Francisco, CA 94111.

(4)
The business address of such holder is 1 Brady Place, Menlo Park, CA 94025.

(5)
The business address of such holder is 270 San Leandro Way, San Francisco, CA 94127.

(6)
The business address of such holder is 152 Candler Drive, Decatur, GA 30030.

(7)
The business address of such holder is 3542 Sun Dridge Dr., Park City, UT 84060.

(8)
The business address of such holder is 140 Nova Drive, Piedmont, CA 94610.

(9)
The business address of such holder is 2830 Cahaba Road, Suite 100, Birmingham, AL 35223.

(10)
The business address of such holder is 35 Westmont Dr., Daly City, CA 94015.

(11)
The business address of such holder is 575 Market Street #1600, San Francisco, CA 94105.

(12)
The business address of such holder is P.O. Box 620839, Woodside, CA 94062.

(13)
The business address of such holder is 6016 Allium Pl., Newark, CA 94560.

(14)
The business address of such holder is 826 Santa Paula Ave., Sunnyvale, CA 94085.

(15)
The business address of such holder is 3401 Iron Point Dr. #318, San Jose, CA 95134.

(16)
The business address of such holder is 1219 W McKinley Ave #1, Sunnyvale, CA 94086.

(17)
The business address of such holder is 1095 Riverside Drive, Los Altos, CA 94024.

(18)
The business address of such holder is 51 Driftwood Court, San Rafael, CA 94901.

(19)
The business address of such holder is 2218 Mapleton Ave., Boulder, CO 80304.

(20)
The business address of such holder is 124 Alley Way, Mountain View, CA 94040.

(21)
The business address of such holder is 223 Yarborough Lane, Redwood City, CA 94061.

(22)
The business address of such holder is 4470 Golden Lane, Lake Oswego, OR 97035.

(23)
The business address of such holder is 501 Guerrero Street, Apt. 1, San Francisco, CA 94110.

(24)
The business address of such holder is 25720 Carado Court, Los Altos Hills, CA 94022.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of common stock and warrants.
Selling Shareholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Shareholder’s shares pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Shareholder and the number of shares of common stock or warrants registered on its behalf. A Selling Shareholder may sell or otherwise transfer all, some or none of such shares of common stock in this offering. See “Plan of Distribution.”

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 24th day of August, 2021.
SKILLZ INC.
/s/ Andrew Paradise

Name: Andrew Paradise
Title: Chief Executive Officer and Chairman
POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates below.
Name	Position	Date
/s/ Andrew Paradise Andrew Paradise	Chief Executive Officer and Chairman (Principal Executive Officer)	August 24, 2021
* Ian Lee	Chief Financial Officer (Principal Financial and Accounting Officer)	August 24, 2021
* Casey Chafkin	Chief Revenue Officer and Director	August 24, 2021
* Jerry Bruckheimer	Director	August 24, 2021
* Christopher S. Gaffney	Director	August 24, 2021
* Vandana Mehta-Krantz	Director	August 24, 2021
* Henry E. Sloan	Director	August 24, 2021
* Kent E. Wakeford	Director	August 24, 2021
*By:	/s/ Andrew Paradise Andrew Paradise Attorney-in-fact